Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink FNK IR 646-415-8972 rob@FNKIR.com

ORMAT TECHNOLOGIES REPORTS FOURTH QUARTER AND YEAR-END 2020 FINANCIAL RESULTS

NET INCOME ATTRIBUTABLE TO THE COMPANY’S STOCKHOLDERS FOR THE FOURTH QUARTER INCREASED 64.2% Year over year company increases its quarterly dividend by 9% to $0.12 per share

RENO, Nev. February 24, 2021, Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the fourth quarter and full year ended December 31, 2020.

KEY FINANCIAL RESULTS

(Dollars in millions, except per share)	Q4 2020	Q4 2019	Change (%)	FY 2020	FY 2019	Change (%)
GAAP Measures
Revenues
Electricity	146.2	144.4	1.3%	541.4	540.3	0.2%
Product	27.4	43.8	(37.5)%	148.1	191.0	(22.5)%
Energy Storage	5.8	4.3	36.2%	15.8	14.7	7.6%
Total Revenues	179.4	192.4	(6.8)%	705.3	746.0	(5.5)%

Gross margin (%)
Electricity	45.2%	43.6%	+160 bps	44.6%	42.1%	+250 bps
Product	29.8%	28.2%	+160 bps	22.4%	23.6%	-120 bps
Energy Storage	13.0%	(19.0)%		11.1%	(21.8)%
Gross margin (%)	41.8%	38.7%	+310 bps	39.2%	36.1%	+310 bps

Operating income	53.2	54.5	-2.3%	214.0	193.8	10.4%
Net income attributable to the Company’s stockholders	20.7	12.6	64.2%	85.5	88.1	-3.0%
Diluted EPS ($)	0.39	0.24	62.5%	1.65	1.72	(4.1)%

Non-GAAP Measures[1]
Adjusted Net income attributable to the Company’s stockholders	20.7	12.6	64.2%	85.5	74.8	14.3%
Adjusted Diluted EPS ($)	0.39	0.24	62.5%	1.65	1.46	13.0%
Adjusted EBITDA[1]	109.2	102.2	6.9%	420.2	384.3	9.3%

1 Reconciliation is set forth below in this release

“This was a solid end to a strong year for Ormat, despite unprecedented global challenges,” commented Doron Blachar, Chief Executive Officer. “For the year, we met our Adjusted EBITDA guidance, supported by improved gross margin within our electricity and storage segments. Of a particular note, our energy storage segment is growing and is now profitable. We also strengthened our balance sheet through a combination of long-term debt and an equity offering. Finally, in the fourth quarter, we restarted operations at Puna and successfully resolved all pending Kenya tax assessments.”

“Most importantly, this year we laid the foundation to accelerate the growth of our electricity and storage segments,” added Blachar. “With the tail wind of governments’ support around the world for renewable energy, we are increasing our capital expenditures for 2021 as we are confident with our solid growth plans aiming to increase our combined geothermal, energy storage and solar generating portfolio to approximately 1.5 GW by 2023 with a significant contribution coming from our energy storage business. We are targeting to reach an annual run-rate of $500 million in Adjusted EBITDA towards the end of 2022 that we expect to continue to grow as we move forward with our plans in 2023 and onwards.”

FINANCIAL AND recent BUSINESS HIGHLIGHTS

•

Net income attributable to the Company's stockholders was $85.5 million, or $1.65 per diluted share, compared to $88.1 million, or $1.72 per diluted share in 2019, representing a decrease of 3% and 4.1%, respectively, mainly impacted by a non-recurring tax benefit recorded in 2019. Excluding this tax benefit, Net income attributable to the Company's stockholders and diluted share in 2020 over 2019 increased by 14.3% and 13%, respectively;

•	Adjusted EBITDA increased 9.3% to $420.2 million, up from $384.3 million in 2019;

•

Electricity segment revenues slightly increased compared to 2019, supported by a contribution from newly added capacity at our Steamboat Complex and partially offset by curtailments in the Olkaria power plant in Kenya due to COVID-19;

•	Product segment backlog stand at $33 million as of February 24, 2021;

•

During the fourth quarter the Puna Geothermal Power Plant resumed operation and partial generation, two and a half years after the eruption of the Kilauea Volcano disrupted operations. The Company continues the field development work and expects to increase the current 13 MW capacity to full operation by mid-2021;

•

In Kenya, the Company concluded an audit related to the three tax assessments totaling approximately to the $200 million issued by the Kenya Revenue Authority (KRA) in 2019 and reached a favorable settlement during the fourth quarter;

•	We completed a public offering of 4,772,500 shares resulting in net proceeds to the Company of approximately $340 million;

•

Completed the acquisition of a shovel-ready energy storage asset in Upton County, Texas. This acquisition follows the acquisition we announced in July of the operating Pomona energy storage facility in California that increased our energy storage portfolio to 73 MW; and

•	We plan to provide further details on our long-term growth plans and targets at an Analyst Day to be conducted in May 2021.

FOURTH QUARTER 2020 FINANCIAL RESULTS (COMPARING THE QUARTER ENDED DECEMBER 31, 2020 TO THE QUARTER ENDED DECEMBER 31, 2019)

Total revenues for the quarter were $179.4 million, down 6.8% compared to the same quarter last year. Electricity segment revenues increased 1.3% to $146.2 million, up from $144.4 million last year. The increase was mainly attributable to Steamboat Hills enhancement and repowering plant in Ormesa offset by curtailments in Olkaria. Product segment revenues decreased 37.5% to $27.4 million, down from $43.8 million in the same quarter last year due to lower backlog impacted mainly by COVID-19. Energy Storage segment revenues were $5.8 million compared to $4.3 million in the same quarter last year. The increase was mainly driven by the addition of the Rabbit Hill project in Texas and the acquired Pomona asset in California.

Net income attributable to the Company’s shareholders was $20.7 million, or $0.39 per diluted share, compared to $12.6 million, or $0.24 per diluted share, an increase of 64.2%.

Adjusted EBITDA was $109.2 million in the fourth quarter of 2020 compared to $102.2 million in the fourth quarter of 2019. The increase in Adjusted EBITDA is mainly related to the improved performance of our Electricity segment. A reconciliation of GAAP net income to EBITDA and Adjusted EBITDA is set forth below in this release.

Full-year 2020 FINANCIAL RESULTS (COMPARING THE year ENDED DECEMBER 31, 2020 TO THE year ENDED DECEMBER 31, 2019)

For the year ended December 31, 2020, total revenues were $705.3 million, down 5.5% from $746.0 million for the year ended December 31, 2019. Electricity segment revenues increased 0.2% to $541.4 million for the year ended December 31, 2020, up from $540.3 million for 2019. Product segment revenues decreased 22.5% to $148.1 million for the year, down from $191.0 million last year. Energy Storage segment revenues were $15.8 million for the year ended December 31, 2020 compared to $14.7 million in 2019.

Net income attributable to the Company’s stockholders was $85.5 million, or $1.65 per diluted share, compared to $88.1 million, or $1.72 per diluted share, for the same period a year ago.

Adjusted EBITDA for the year ended December 31, 2020 was $420.2 million compared to $384.3 million for 2019, an increase of 9.3%. A reconciliation of GAAP Net income to EBITDA and Adjusted EBITDA is set forth below in this release.

2021 GUIDANCE

•	Total revenues of between $640 million and $675 million

•	Electricity segment revenues between $570 million and $580 million

◦	The electricity segment guidance includes $33 million from the Puna power plant in Hawaii, assuming we will meet our plans to bring it close to full operation in mid-2021.

•	Product segment revenues of between $50 million and $70 million

•	Energy Storage revenues of between $20 million and $25 million

•	Adjusted EBITDA to be between $400 million and $410 million

◦	Adjusted EBITDA attributable to minority interest of approximately $32 million.

The Company provides a reconciliation of Adjusted EBITDA, a Non-GAAP financial measure for the three months and year ended December 31, 2020. However, the Company is unable to provide a reconciliation for its Adjusted EBITDA guidance range due to high variability and complexity with respect to estimating forward looking amounts for impairments and disposition and acquisition of business interests, income tax expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

DIVIDEND

On February 24, 2021, the Company’s Board of Directors declared, approved, and authorized payment of a quarterly dividend of $0.12 per share pursuant to the Company’s dividend policy. The dividend will be paid on March 29, 2021 to stockholders of record as of the close of business on March 11, 2021. In addition, the Company expects to pay a quarterly dividend of $0.12 per share in each of the next three quarters.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Thursday, February 25th, at 9 a.m. ET. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the News & Events in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 60 minutes after the conclusion of the live call.

Investors may access the call by dialing:

Participant dial in (toll free):	1-877-511-6790
Participant international dial-in:	1-412-902-4141
Conference replay
US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Replay Access Code:	10151868

ABOUT ORMAT TECHNOLOGIES

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plan to accelerate long-term growth in the energy segment market to establish leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling approximately 3,200 MW of gross capacity. Ormat leveraged its core capabilities in the geothermal and REG industries and its global presence to expand the Company activity into the energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current 932 MW of geothermal and Solar generating portfolio is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe and its 73 MW energy storage portfolio is located in the U.S.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties.

For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 2, 2020 and from time to time, in Ormat’s quarterly reports on Form 10-Q that are filed with the SEC.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

For the Three and Twelve-Month Periods Ended December 31, 2020 and 2019

	Three Months Ended December 31,		Twelve-Months Ended December 31,
	2020	2019	2020	2019
	(Dollars in thousands, except per share data)
Revenues:
Electricity	146,192	144,368	541,393	540,333
Product	27,388	43,814	148,125	191,009
Energy storage	5,802	4,260	15,824	14,702
Total revenues	179,382	192,442	705,342	746,044
Cost of revenues:
Electricity	80,071	81,393	300,059	312,835
Product	19,224	31,479	114,948	145,974
Energy storage	5,046	5,068	14,060	17,912
Total cost of revenues	104,341	117,940	429,067	476,721
Gross profit	75,041	74,502	276,275	269,323
Operating expenses:
Research and development expenses	1,114	1,875	5,395	4,647
Selling and marketing expenses	3,660	4,123	17,384	15,047
General and administrative expenses	17,072	14,032	60,226	55,833
Business interruption insurance income	—	—	(20,743)	—
Operating income	53,195	54,472	214,013	193,796
Other income (expense):
Interest income	248	320	1,717	1,515
Interest expense, net	(19,139)	(17,568)	(77,953)	(80,384)
Derivatives and foreign currency transaction gains (losses)	1,691	(72)	3,802	624
Income attributable to sale of tax benefits	8,902	4,415	25,720	20,872
Other non-operating income (expense), net	75	(482)	1,418	880
Income from operations before income tax and equity in earnings (losses) of investees	44,972	41,085	168,717	137,303
Income tax provision	(21,728)	(25,477)	(67,003)	(45,613)
Equity in earnings (losses) of investees, net	288	(1,481)	92	1,853
Net income	23,532	14,127	101,806	93,543
Net income attributable to noncontrolling interest	(2,834)	(1,521)	(16,350)	(5,448)
Net income attributable to the Company's stockholders	20,698	12,606	85,456	88,095
Earnings per share attributable to the Company's stockholders:
Basic:
Net income	0.39	0.25	1.66	1.73
Diluted:
Net income	0.39	0.24	1.65	1.72
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	53,106	51,017	51,567	50,867
Diluted	53,551	51,511	51,937	51,227

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

For the Periods Ended December 31, 2020 and December 31, 2019

	December 31, 2020	December 31, 2019
	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	448,252	71,173
Restricted cash and cash equivalents	88,526	81,937
Receivables:
Trade	149,170	154,525
Other	17,987	22,048
Inventories	35,321	34,949
Costs and estimated earnings in excess of billings on uncompleted contracts	24,544	38,365
Prepaid expenses and other	15,354	12,667
Total current assets	779,154	415,664
Investment in unconsolidated companies	98,217	81,140
Deposits and other	66,989	38,284
Deferred income taxes	119,299	129,510
Property, plant and equipment, net	2,099,046	1,971,415
Construction-in-process	479,315	376,555
Operating leases right of use	16,347	17405
Finance leases right of use	11,633	14161
Intangible assets, net	194,421	186,220
Goodwill	24,566	20,140
Total assets	3,888,987	3,250,494

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	152,763	141,857
Short term revolving credit lines with banks (full recourse)	—	40,550
Commercial paper	—	50,000
Billings in excess of costs and estimated earnings on uncompleted contracts	11,179	2,755
Current portion of long-term debt:
Senior secured notes	24,949	24,473
Other loans	35,897	34,458
Full recourse	17,768	76,572
Operating lease liabilities	2,922	2,743
Finance lease liabilities	3,169	3,068
Total current liabilities	248,647	376,476
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	315,195	339,336
Other loans	284,928	317,395

Senior unsecured bonds	717,534	286,453
Other loans	59,556	68,747
Operating lease liabilities	12,897	14,008
Finance lease liabilities	9,104	11,209
Liability associated with sale of tax benefits	111,476	123,468
Deferred income taxes	87,972	97,126
Liability for unrecognized tax benefits	1,970	14,643
Liabilities for severance pay	18,749	18,751
Asset retirement obligation	63,457	50,183
Other long-term liabilities	6,235	8,039
Total liabilities	1,937,720	1,725,834

Redeemable noncontrolling interest	9,830	9,250

Equity:
The Company's stockholders' equity:
Common stock	56	51
Additional paid-in capital	1,262,446	913,150
Retained earnings	550,103	487,873
Accumulated other comprehensive income (loss)	(6,620)	(8,654)
Total stockholders' equity attributable to Company's stockholders	1,805,985	1,392,420
Noncontrolling interest	135,452	122,990
Total equity	1,941,437	1,515,410
Total liabilities, redeemable noncontrolling interest and equity	3,888,987	3,250,494

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA

For the Three and Twelve-Month Periods Ended December 31, 2020 and 2019

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction costs, (vi) stock-based compensation, (vii) gain or loss from extinguishment of liabilities, (viii) gain or loss on sale of subsidiary and property, plant and equipment and (ix) other unusual or non-recurring items. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or U.S. GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. Our Board of Directors and senior management use EBITDA and Adjusted EBITDA to evaluate our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three and Twelve-Month periods ended December 31, 2020 and 2019.

	Three Months Ended December 31,		Twelve-Months Ended December 31,
	2020	2019	2020	2019
	(Dollars in thousands)		(Dollars in thousands)
Net income	23,532	14,127	101,806	93,543
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	18,891	17,248	76,236	78,869
Income tax provision (benefit)	21,728	25,477	67,003	45,613
Adjustment to investment in an unconsolidated company: our proportionate share in interest expense, tax and depreciation and amortization in Sarulla	1,278	5,205	11,549	13,089
Depreciation and amortization	39,643	36,260	151,371	143,242
EBITDA	105,072	98,317	407,965	374,356
Mark-to-market gains or losses from accounting for derivative	420	507	(1,192)	(1,402)
Stock-based compensation	2,770	2,127	9,830	9,358
Loss from extinguishment of liability	—	468	—	468
Merger and acquisition transaction costs	910	733	2,279	1,483
Settlement expenses	—	—	1,277	—
Adjusted EBITDA	109,172	102,152	420,159	384,263

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of Adjusted Net Income and Adjusted EPS

For the Three and Twelve-Month Periods Ended December 31, 2020 and 2019

Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributable to the Company's stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following tables reconciles Net income attributable to the Company's stockholders and Adjusted EPS for the three-month and 12-month periods ended December 31, 2020 and 2019.

	Three Months Ended December 31		Twelve Months Ended December 31
	2020	2019	2020	2019
	(Dollars in millions, except per share)

Net income attributable to the Company's stockholders ($ million)	20.7	12.6	$85.5	88.1

One-time tax items ($ million)	—	—	—	(13.3)

Adjusted Net income attributable to the Company's stockholders ($ million)	20.7	12.6	$85.5	74.8

Weighted average number of shares diluted used in computation of earnings per share attributable to the Company's stockholders (million)	53.6	51.5	51.9	51.2

Diluted Adjusted EPS ($)	0.39	0.24	1.65	1.46